N  E  W  S      R  E  L  E  A  S  E

Contact:   Robert C. Weiner
                 Vice President, Investor Relations
                  904-332-3287

INTEGRATED HEALTH SERVICES CHANGES OWNERSHIP:
DISCONTINUES SUPPLY RELATIONSHIP WITH
PSS WORLD MEDICAL’S ELDER CARE BUSINESS

Contract Loss Results In No Change To Company Financial Goals
For Fiscal 2004 Of 80% To 100% Growth in GAAP EPS

Jacksonville, Fla. (September 9, 2003) – PSS World Medical, Inc. (Nasdaq/NM:PSSI) announced today that its Elder Care Business has been notified by the new owners of Integrated Health Services (IHS) that it will discontinue their medical products supply contractual relationship in 60 days.

        Integrated Health Services recently emerged from reorganization proceedings, and new owners have purchased portions of its assets, which were serviced under the contract between IHS and the Elder Care Business. The new owners of IHS have decided to procure medical services and supplies from other sources, as well as from the Elder Care Business. Under terms of the expiring three-year agreement with IHS, the Elder Care Business generated approximately $23.5 million in revenues during the latest twelve months. The Elder Care Business expects to retain approximately $3.0 million to $5.0 million of the annual revenue derived from IHS facilities spun-off as part of the reorganization of the company.

        “We have experienced a long and productive relationship with Integrated Health Services. Although we are disappointed at the loss of our contract business with IHS, we are pleased to retain a portion of the existing business and we’re hopeful to have the opportunity to assist in their growth in the future. Our business plan anticipated certain events, such as a contract loss, and includes a variety of initiatives that we have successfully implemented to remain on track to achieve our fiscal year 2004 goals of 7% — 9% revenue growth and operating margins 4.3% to 4.5% in the Elder Care Business.” commented David A. Smith, President and Chief Executive Officer of PSS World Medical.

        PSS World Medical expects that the loss of this contract will not have a material impact to its financial performance or earnings for its fiscal second quarter, and the Company reaffirms its fiscal year 2004 goal of 80% -100% increase in GAAP earnings per share. The continued growth in regional and independent accounts, housekeeping products and in the home care markets will drive revenue growth to achieve fiscal year 2004 goals.

        PSS World Medical, Inc. is a specialty marketer and distributor of medical products to physicians, elder care providers and other alternate-site healthcare providers through its two business units. Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

        All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, or rates of growth, or growth goals, gross margins and earnings, statements regarding the Company’s current business strategy, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliff; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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